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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


MIDWEST BANC HOLDINGS, INC.

         Midwest Bank and Trust Company

         Midwest Bank

         Midwest Bank of McHenry County

                  Midwest One Financial Services, L.L.C.

         Midwest Bank of Western Illinois

                  Porter Insurance Agency, Inc.

         First Midwest Data Corp.